EXHIBIT 99.1

PRESS RELEASE

For Immediate Release: September 27, 2005

Contact:

Ronnie Lyon

Phone: 903-813-0377

Email:  rlyon1@airmail.net

Cap Rock Energy Announces Submission and Acceptance of Compliance Plan

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) received notice from the Staff of the American Stock Exchange indicating that the Company has failed to meet the Exchange’s continued listing standards because of a failure to file it’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, in a timely manner.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on September 9, 2005, presented a plan to the Exchange.  On September 21, 2005, the Exchange notified the Company that it had accepted the Company’s plan of compliance and granted the Company an extension until October 6, 2005, to regain compliance with the continued listing standards.  The Company will be subject to periodic review by the Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.  In the event delisting procedures are instituted, the Company has the right to appeal.  The Company plans to file its quarterly report on Form 10-Q no later than October 6, 2005, and expects to be in full compliance with the listing standards by that time.